Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Alamo Group Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Alamo Group Inc., Alamo Group Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Alamo Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Antonio, Texas
July 25, 2006